SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC

DALLAS, TEXAS – July 10, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its June, second quarter, and year-to-date preliminary traffic statistics.

The Company flew 11.9 billion revenue passenger miles (RPMs) in June 2017, an increase of 3.7 percent from the 11.5 billion RPMs flown in June 2016. Available seat miles (ASMs) increased 3.8 percent to 13.6 billion in June 2017, compared with June 2016 ASMs of 13.1 billion. The June 2017 load factor of 87.4 percent, which was comparable to the record June 2016 performance. Based on these results, the Company continues to estimate its second quarter 2017 operating revenue per ASM (RASM) will increase in the one to two percent range, as compared with second quarter 2016.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JUNE
	2017	2016	Change
Revenue passengers carried	11,628,819	11,119,189	4.6%
Enplaned passengers	14,270,279	13,624,089	4.7%
Revenue passenger miles (000s)	11,919,982	11,489,804	3.7%
Available seat miles (000s)	13,643,589	13,149,697	3.8%
Load factor	87.4%	87.4%	—
Average length of haul	1,025	1,033	(0.8)%
Trips flown	117,599	113,431	3.7%

SECOND QUARTER
	2017	2016	Change
Revenue passengers carried	33,992,862	32,340,969	5.1%
Enplaned passengers	41,436,991	39,479,241	5.0%
Revenue passenger miles (000s)	34,382,696	32,707,694	5.1%
Available seat miles (000s)	40,171,225	38,225,282	5.1%
Load factor	85.6%	85.6%	—
Average length of haul	1,011	1,011	—
Trips flown	347,827	334,452	4.0%

YEAR-TO-DATE
	2017	2016	Change
Revenue passengers carried	63,531,652	60,944,448	4.2%
Enplaned passengers	77,015,341	74,107,682	3.9%
Revenue passenger miles (000s)	63,723,355	61,115,858	4.3%
Available seat miles (000s)	76,871,095	73,493,431	4.6%
Load factor	82.9%	83.2%	(0.3) pts.
Average length of haul	1,003	1,003	—
Trips flown	669,617	648,989	3.2%

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